SUBSCRIPTION AGREEMENT

This Subscription Agreement is hereby made as of the 19th day of May 2014, by and between NexPoint Capital, LLC., a Delaware limited liability company (the “Company”), and NexPoint Advisors, L.P., a Delaware limited partnership (the “Subscriber”).

WHEREAS, the Company is a newly formed, closed-end, non-diversified management investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended;

WHEREAS, the Subscriber expects to enter into an investment advisory agreement pursuant to which the Subscriber will serve as the investment adviser to the Company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company wishes to issue and sell to the Subscriber, 21,739.13 limited liability company interests (the “Interests”) of the Company for a purchase price of $9.20 per Interest, or an aggregate purchase price of $200,000.

NOW, THEREFORE, the Company and the Subscriber agree as follows:

1.	The Subscriber subscribes for and agrees to purchase from the Company the Interests for a purchase price of $9.20 per Interest and an aggregate purchase price of $200,000. The Subscriber agrees to make payment for the Interests at such time as demand for payment may be made by an officer of the Company.

2.	The Company agrees to issue and sell said Interests to the Subscriber promptly upon its receipt of the aggregate purchase price.

3.	To induce the Company to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

a.	That the Interests being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or registered or qualified under the securities laws of any state;

b.	That the Interests will be sold by the Company in reliance on an exemption from the registration requirements of the Securities Act;

c.	That the Company’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

d.	That, when issued, the Interests will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act (“Rule 144”), and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

e.	That there do not currently appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the

Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to certain restrictions on the transferability of the Shares.

4.	To further induce the Company to accept its subscription and issue the Interests subscribed for, the Subscriber:

a.	Represents and warrants that the Interests subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

b.	Acknowledges that it has such knowledge and experience in financial and business matters (and particularly in the business in which the Company operates) as to be capable of evaluating the merits and risks of the investments in the Shares. The Subscriber also acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act; and

c.	Agrees that any certificates representing the Interests subscribed for may bear a legend substantially in the following form:

The interests represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These interests may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and

5.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

6.	This Subscription Agreement is executed on behalf of the Company by an officer of the Company as an officer and not individually, and the obligations imposed upon the Company by this Subscription Agreement are not binding upon any of the Company’s directors, officers or members individually, but are binding only upon the assets and property of the Company.

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IN WITNESS WHEREOF, the Company and the Subscriber have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

NEXPOINT CAPITAL, LLC

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Vice President and Chief Financial Officer

NEXPOINT ADVISORS, L.P.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Secretary